Exhibit 99.2

FOR IMMEDIATE RELEASE:

For additional information contact:

Stuart Davis

Corporate EVP, Strategy and Communications

(703) 218-8269

stuart.davis@mantech.com

ManTech Announces $200 Million Senior Notes Offering

FAIRFAX, Va., April 1, 2010 — ManTech International Corporation (Nasdaq: MANT) announced today that, subject to market conditions, it plans to raise approximately $200 million in aggregate principal of senior unsecured notes due 2018 in a private placement to eligible purchasers. Certain of ManTech’s existing and future wholly-owned domestic subsidiaries will guarantee the notes.

ManTech intends to use the net cash proceeds of this offering for general corporate purposes and to support future growth through acquisitions. As an interim measure the Company will pay down existing funded debt on its $350 million revolving credit facility, which will remain in effect following the offering and which matures in April 2012. The notes are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities, and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Information:

Statements in this press release, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, achievements, or industry results expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in ManTech’s Annual Report on Form 10-K for the year ended December 31, 2009, and other periodic and current reports that ManTech files with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.